Exhibit 2.2

Execution Form

Date 20 April 2010

ZIPCAR, INC

and

APPLEBY TRUST (JERSEY) LTD

and

THE SELLERS NAMED IN SCHEDULE 1

and

ANDREW VALENTINE

SHARE PURCHASE AGREEMENT

for the sale and purchase of

certain shares

of Streetcar Limited

Agreed Form documents:

Form of Consideration Warrant

Voting Power of Attorney

Zipcar Registration Rights Agreement

-i-

THIS AGREEMENT is made on 20 April 2010

BETWEEN:

(1)	APPLEBY TRUST (JERSEY) LTD, a company registered in Jersey with company number 21755 whose registered office is at 13-14 Esplanade, St. Helier, Jersey JE1 1BD, acting (i) in its capacity as trustee of the Trust (as hereinafter defined), in respect of the Trust Shares, and (ii) in its own capacity in respect of the Incentive Shares (“Appleby”);

(2)	THE PERSONS whose names and addresses are set out in column (A) of Part 2 of schedule 1 (each an “Individual Seller” and together the “Individual Sellers”);

(3)	ZIPCAR, INC, a Delaware corporation with its principal offices located at 25 First Street, Cambridge, Massachusetts 02141, USA (the “Purchaser”); and

(4)	ANDREW VALENTINE, of Mercury Lodge, Cobbett Hill, Normandy, Guildford, Surrey GU3 2AA, in his capacity as Management Sellers’ Representative (as defined herein).

WHEREAS:

(A)	Streetcar Limited (the “Company”) is a private company limited by shares, short particulars of which are set out in schedule 2.

(B)	Appleby holds certain shares of the Company (the “Trust Shares”) in its capacity as trustee of the Trust.

(C)	2,003 C ordinary shares in the Company (the “Incentive Shares”) are beneficially owned by the Individual Sellers, with Appleby holding the legal title to the Incentive Shares as nominee.

(D)	Appleby and the Individual Sellers (together the “EBT Sellers”) wish to sell (in the numbers set out against such Individual Seller’s respective name in columns (B) to (D) of schedule 1) and the Purchaser wishes to buy the Trust Shares and the Incentive Shares (together the “EBT Shares”) on the terms and subject to the conditions set out herein.

(E)	Certain other shareholders (the “Principal Sellers”) have agreed to sell all other shares in the capital of the Company to the Purchaser, pursuant to the terms of a share sale and purchase agreement dated 13 April 2010 (the “Principal Sale Agreement”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:

“A Ordinary Shares” means the ‘A’ ordinary shares of £1.00 each in the capital of the Company;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the EBT Sellers and the Purchaser;

“Business Day” means 9.00 am to 5.30 pm (UK time) on a day, not being a Saturday, Sunday or a public holiday, on which clearing banks are open for business in the City of London;

“C Ordinary Shares” means the ‘C’ ordinary shares of £0.01 each in the capital of the Company;

“CA 2006” means the Companies Act 2006, as amended from time to time;

“Claim” means a claim, action, proceeding or demand by the Purchaser for a breach of any term of this agreement;

“Competent Authority” means any national, state or local court of competent jurisdiction, arbitration tribunal, public or administrative agency, commission or other governmental, quasi-governmental or regulatory authority or agency or body, in each case, acting within their powers and having jurisdiction over any party or this agreement;

“Completion” means completion of the sale and purchase of the EBT Shares in accordance with clause 6;

“Completion Date” means the date on which Completion occurs;

“Consideration” has the meaning given in subclause 3.1;

“Consideration Cash” means US$193,605.64;

“Consideration Note Warrants” has the meaning given to it in the Principal Sale Agreement;

“Consideration Shares” means 12,826 Zipcar Shares;

“Consideration Warrants” means the warrants to acquire, in aggregate, 1,684 Zipcar Shares, to be issued by the Purchaser in the Agreed Form, each such warrant having an imputed value as at Completion equal to US$3.31 multiplied by the number of Zipcar Shares underlying such warrant;

“Deferred Shares” means the deferred shares of £0.01 each in the capital of the Company;

“Disputes” has the meaning given in clause 14.1;

“Encumbrance” includes a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right and any agreement to create any of the foregoing;

“Individual Seller Majority” means such Individual Sellers as, together, represent more than 50 per cent. of the aggregate Consideration receivable by the Individual Sellers;

“Individual Sellers’ Representative” has the meaning given to it in subclause 4.1;

“Principal Consideration Shares” means the “Consideration Shares” as defined in the Principal Sale Agreement;

“Principal Consideration Warrants” means the “Consideration Warrants” as defined in the Principal Sale Agreement;

“Principal Seller Claim” means a “Seller Claim” as such term is defined in the Principal Sale Agreement;

“Principal Sellers” shall have the meaning given in recital (E);

“Principal Shares” means the “Shares” as defined in the Principal Sale Agreement;

“Proceedings” has the meaning given to it in subclause 14.2;

“Purchaser Group Companies” means the Purchaser and each subsidiary of the Purchaser from time to time and “Purchaser Group Company” means any of them;

“Purchaser’s Solicitors” means Wilmer Cutler Pickering Hale and Dorr LLP of Alder Castle, 10 Noble Street, London EC2V 7QJ;

“Principal Sale Agreement” shall have the meaning given in recital (E);

“Recognised Investment Exchange” means an investment exchange recognised by the Financial Services Authority under Part XVIII of FSMA;

“Resulting Shares” means the shares of capital stock issued upon exercise of the Consideration Warrants;

“Seller Claim” means a claim, action, proceeding or demand by an EBT Seller in respect of any Zipcar Warranty;

“Seller’s Affiliate” means any person who is connected with an EBT Seller;

“Sellers’ Solicitors” means DLA Piper UK LLP, 3 Noble Street, London EC2V 7EE;

“Sellers’ Solicitors’ Account” means the account named “DLA Piper UK LLP Client Account” held at The Royal Bank of Scotland, 62/63 Threadneedle Street, London, EC2R 8LA with IBAN: GB82 RBOS 1663 0000 0086 33 and IBAN BIC: RBOS GB 2L;

“subsidiary” means, in relation to a company wherever incorporated (a holding company), a “subsidiary” as defined in section 1159 of CA 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

“Tax” has the meaning given to it in schedule 5 of the Principal Sale Agreement;

“Transaction Document” means this agreement and each document expressed to be in Agreed Form;

“Transaction Securities” means the Consideration Shares and the Consideration Warrants;

“Trust” means the Streetcar Employee Benefit Trust established pursuant to a trust deed, dated 5 March 2009, between the Company and Appleby;

“Voting Power of Attorney” means a power of attorney in the Agreed Form, to be entered into by each EBT Seller at Completion;

“Zipcar Accounts Date” means 31 December 2009;

“Zipcar Commercial Warranties” means the Warranties to be given by the Purchaser pursuant to subclause 5.1(k);

“Zipcar Exchange Warrants” has the meaning given to it in the Principal Sale Agreement;

“Zipcar Excluded Warranties” means the Zipcar Title Warranties, the Zipcar Liability Warranty and the Zipcar Litigation Warranties;

“Zipcar Financial Statements” means (a) the consolidated balance sheets of the Purchaser as of 31 December 2009 and the statements of income, changes in stockholders’ equity and cash flows of the Purchaser for each of the three financial years then ended, certified by the Chief Financial Officer of Zipcar and (b) the Zipcar Management Accounts;

“Zipcar Investor Documents” means (i) the Zipcar Registration Rights Agreement (ii) the third amended and restated stockholders’ voting agreement in relation to the Purchaser and (iii) the sixth amendment to the restated stockholders agreement, in each case in the Agreed Form;

“Zipcar Liability Warranty” means the Zipcar Warranty set out in paragraph B2 of Part 1 of schedule 3;

“Zipcar Litigation Warranties” means the Zipcar Warranties set out in paragraph A4 of Part 1 of schedule 3;

“Zipcar Management Accounts” means the unaudited consolidated balance sheet of the Purchaser as at 28 February 2010 and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Purchaser for the two months then ended;

“Zipcar Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalisation, condition (financial or other), or results of operations of the Purchaser and its subsidiaries, taken as a whole; provided, that Zipcar Material Adverse Effect shall not include any change in or effect on the Purchaser’s business (A) resulting from or relating to the execution of this agreement or the announcement of this agreement and the transactions contemplated hereby, (B) generally affecting the car sharing or car hire industry or (C) to the extent resulting from or relating to general economic conditions including interest rates or the state of the securities or capital markets (in the case of (B) and (C), which changes or effects in each case do not disproportionately affect the Purchaser to any material extent). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Zipcar Material Adverse Effect;

“Zipcar Registration Rights Agreement” means the sixth amended and restated registration rights agreement in relation to the Purchaser;

“Zipcar Restated Certificate” means the sixth amended and restated certificate of incorporation of the Purchaser, in the Agreed Form;

“Zipcar Shares” means shares of common stock, par value US$0.001, of the Purchaser;

“Zipcar Title Warranties” means the Zipcar Warranties set out in subclause 5.1(a) to 5.1(j) (inclusive); and

“Zipcar Warranties” means the Warranties of the Purchaser set out in subclause 5.1, including the Zipcar Commercial Warranties, and “Zipcar Warranty” means any one of them.

1.2	In construing this agreement, unless expressly specified to the contrary:

(a)	any reference to any statute or statutory provision shall be construed as a reference to:

(i)	the same as it may have been, or may from time to time be, amended, modified or re-enacted, provided that as between the parties, no such amendment or modification which comes into force after the Signing Date shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, a party; and

(ii)	any subordinate legislation made under the relevant statute or statutory provision;

(b)	any reference in this agreement to any English statute, regulation, law or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statute, regulation, law or legal term;

(c)	any reference to the “introduction”, a “clause”, a “subclause” or a “schedule” is a reference to the introduction or the relevant clause or subclause or schedule to this agreement, a reference to a “part” is to a part of a schedule and a reference to a “paragraph” or a “subparagraph” is to a paragraph or subparagraph of the subclause, schedule or part of a schedule in which or by reference to which the reference appears;

(d)	the words “include”, “includes”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not be construed so as to limit the generality of any words preceding them;

(e)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(f)	a “person” shall be construed so as to include a reference to any individual, firm, company or other body corporate, unincorporated association, trust, governmental entity, association or partnership (including any limited partnership or limited liability partnership), in each case, whether or not having separate legal personality, and in relation to an individual, shall include his legal personal representative(s);

(g)	the “parties” shall, unless the context requires otherwise, be deemed to be references to the parties to this agreement and their respective permitted assigns and “party” shall refer to any one of them;

(h)	“this agreement” means this agreement as amended or supplemented from time to time and the schedules and introduction to this agreement form part of, and are incorporated into, this agreement;

(i)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 Corporation Tax Act 2010;

(j)	use of the singular includes the plural and vice versa and a reference to any gender includes all other genders;

(k)	the word “property” includes choses in action and other intangible property;

(l)	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated excluding that day (otherwise than in clause 10 (Notices)) and a reference to a time of day is a reference to the time in England;

(m)	any amount expressed to be in US dollars shall, to the extent that it is required to be expressed in British pounds Sterling for the purpose of any payment required to be made in connection with this agreement, be deemed for that purpose to have been converted into British pounds Sterling at the mid-market US Dollar: British Sterling exchange rate published in the Financial Times of London immediate before the close of business on the Business Day prior to the date such payment is due; and

(n)	any amount expressed to be in British pounds Sterling shall, to the extent that it is required to be expressed in US dollars for the purpose of any payment required to be made in connection with this agreement, be deemed for that purpose to have been converted into US dollars at the mid-market British pounds Sterling: US dollars exchange rate published in the Financial Times of London immediate before the close of business on the Business Day prior to the date such payment is due.

1.3	In the event of a conflict between any provision of the body of this agreement and a schedule, the provisions of the body of this agreement shall prevail.

1.4	Save where expressly provided otherwise in this agreement, the obligations and liabilities of the EBT Sellers under this agreement are several.

1.5	The headings in this agreement are for convenience only and do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Upon and subject to the terms of this agreement, Appleby shall sell the Trust Shares set out in columns (B) to (D) of Part 1 of schedule 1, with full title guarantee and free from all Encumbrances.

2.2	Upon and subject to the terms of this agreement, each Individual Seller, jointly with Appleby (who shall, for the avoidance of doubt, act severally with each other Individual Seller) shall sell with full title guarantee and in each case free from all Encumbrances those of the Incentive Shares set opposite such Individual Seller’s respective name in column (C) of Part 2 of schedule 1.

2.3	Title to and beneficial ownership of the EBT Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

2.4	Each Individual Seller severally undertakes to indemnify and keep Appleby fully and effectively indemnified from and against all costs, expenses, losses and liabilities which may be suffered or incurred by Appleby arising directly or indirectly out of or as a result of the sale by Appleby of the number of Incentive Shares set opposite such Individual Seller’s name in column (C) of Part 2 of schedule 1 on the terms set out in subclause 2.2.

2.5	Appleby hereby, severally and in respect of itself only, warrants with the Purchaser that:

(a)	it is the sole legal and beneficial owner of the Trust Shares;

(b)	it is the sole legal owner of the Incentive Shares;

(c)	it has the right to sell and transfer the full legal and beneficial interest in the Trust Shares to the Purchaser on the terms set out in this agreement;

(d)	it has the right to sell and transfer the full legal interest in the Incentive Shares to the Purchaser on the terms set out in this agreement;

(e)	it has the requisite power and authority to enter into and perform this agreement and the other Transaction Documents to which it is a party;

(f)	this agreement and the other Transaction Documents to which it is a party constitute valid, legal and binding obligations on it in accordance with their terms; and

(g)	compliance with the terms of this agreement and the other Transaction Documents to which it is a party do not conflict with or constitute a default under any provisions of:

(i)	any agreement or instrument to which it is a party;

(ii)	any provision of the memorandum or articles of association or equivalent document of Appleby; or

(iii)	any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction by which it is bound.

2.6	Each of the Individual Sellers hereby, severally and in respect of himself only, warrants with the Purchaser that:

(a)	he is the sole beneficial owner of the number of Incentive Shares set out against his name in column (C) of Part 2 of schedule 1;

(b)	he has the right to sell and transfer the full beneficial interest in those Incentive Shares set opposite his name in column (C) of Part 2 of schedule 1 to the Purchaser on the terms set out in this agreement;

(c)	he has the requisite power and authority to enter into and perform this agreement and the other Transaction Documents to which he is a party;

(d)	this agreement and the other Transaction Documents to which he is a party constitute valid, legal and binding obligations on him in accordance with their terms; and

(e)	compliance with the terms of this agreement and the other Transaction Documents to which he is a party do not conflict with or constitute a default under any provisions of:

(i)	any agreement or instrument to which he is a party;

(ii)	any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction by which he is bound.

(f)	he:

(i)	is not the subject of a current outstanding bankruptcy order; or

(ii)	does not have a current outstanding bankruptcy petition filed against him; or

(iii)	has not entered into a current outstanding individual voluntary arrangement, a deed of arrangement (pursuant to the Deeds of Arrangement Act 1914) or into any other composition or arrangement with his creditors in satisfaction of his debts.

2.7	Each of the EBT Sellers severally waives (and shall procure that their respective nominees, if any, shall waive) any right of pre-emption or other restriction on transfer or any other rights in respect of the EBT Shares or any of them conferred on him under the articles of association of the Company, any shareholders’ agreement relating to the Company or otherwise.

2.8	The Purchaser shall not be obliged to complete the purchase of any of the EBT Shares unless the purchase of all the EBT Shares and the Principal Shares is completed simultaneously in accordance with this agreement and the Principal Sale Agreement, respectively, but may nevertheless elect to complete the purchase of the other shares without prejudice to its rights against each defaulting EBT Seller.

2.9	Each Individual Seller undertakes to Appleby that he shall notify Appleby in writing:

(a)	providing account details (including bank name and branch address, name of the account holder, account number and sort code) in respect of the bank account (“Seller’s Account”) to which Appleby should transfer any Consideration Cash due to him which is received by the Sellers’ Solicitors from the Purchaser pursuant to subclause 6.3(a) and which is subsequently transferred by the Sellers’ Solicitors to Appleby; and

(b)	confirming whether any part of such Consideration Cash should be transferred to such Seller’s Account in US dollars or in an equivalent mount in pounds Sterling.

2.10	Each Individual Seller unconditionally and irrevocably confirms to Appleby that, if he serves notice on Appleby in accordance with subclause 2.9 that any part of such Consideration Cash should be transferred to his Seller’s Account in pounds Sterling, the exchange rate that Appleby shall use in effecting such transfer shall be such exchange rate as Appleby shall obtain from its bank in the ordinary course from time to time and, save in the case of fraud, Appleby shall not incur any liability or obligation to such Individual Sellers whatsoever in respect of the timing of such conversion and/or exchange rate.

3.	CONSIDERATION

3.1	The aggregate consideration (the “Consideration”) for the sale and purchase of the EBT Shares shall be US$255,229.30, to be satisfied:

(a)	by the Consideration Cash;

(b)	as to US$56,049.62, by the issue of the Consideration Shares; and

(c)	as to US$5,574.04, by the Consideration Warrants.

3.2	The EBT Sellers shall be entitled to the Consideration Cash, the Consideration Shares and the Consideration Warrants in the amounts set out against their respective names in columns (E), (F) and (G), respectively of the schedule 1.

3.3	Following satisfaction by the Purchaser of its obligations pursuant to subclause 6.3 each EBT Seller waives any claim which it may have against the Company, the Purchaser, any Principal Seller or any other EBT Seller in relation to the allocation of the Consideration, and the “Consideration” (as defined in the Principal Sale Agreement) or any part of it and the Company and each Principal Seller shall be entitled to enforce the provisions of this subclause 3.3 as if it were a party to this agreement.

3.4	Each party agrees to provide all information and assistance reasonably requested by any other party or its solicitors to enable the party making the request to comply with the Money Laundering Regulations 2007.

3.5	Without prejudice to the EBT Sellers’ rights under this agreement, it being herein agreed by the Purchaser that the provisions of this clause 3.5 shall not act as a waiver or otherwise prejudice the EBT Sellers’ rights hereunder:

(a)	each Individual Seller hereby, severally and in respect of himself only, warrants with the Purchaser (in each case in respect of (i) the Transaction Securities to which such Individual Seller is entitled pursuant to subclause 3.2 and (ii) the Resulting Shares in respect of the Consideration Warrants to which such Individual Seller is entitled pursuant to subclause 3.2) that:

(i)	such Individual Seller has not relied in connection with such Individual Seller’s purchase of such Transaction Securities and Resulting Shares upon any representations, warranties or agreements by the Purchaser or any of its affiliates, other than those expressly set forth in this agreement. Such Individual Seller acknowledges that an investment in such Transaction Securities and Resulting Shares is speculative and involves a high degree of risk. Such Individual Seller is able to bear the economic risk of holding such Transaction Securities and Resulting Shares for an indefinite period of time and can afford to suffer a complete loss of its investment in such Transaction Securities and Resulting Shares. Such Individual Seller is not relying on the Purchaser or any of its representatives for legal, investment, tax or other advice;

(ii)	such Individual Seller understands that no governmental authority or agency, including, without limitation, the U.S. Securities and Exchange Commission, has approved or disapproved such Transaction Securities and Resulting Shares, passed upon or endorsed the merits of the transactions contemplated herein, or made any finding or determination as to the appropriateness of such Transaction Securities and Resulting Shares for investment by any person or entity. Each Individual Seller understands and acknowledges the risks associated with the purchase of such Transaction Securities and Resulting Shares; and

(b)	each EBT Seller hereby, severally and in respect of himself only, warrants with the Purchaser that EBT Seller is either:

(i)	an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and/or

(ii)	is not a “US Person” within the meaning of Regulation S promulgated under the Act.

4.	INDIVIDUAL SELLERS’ REPRESENTATIVE

4.1	In order to administer efficiently the matters contemplated by this agreement each of the Individual Sellers hereby appoints Andrew Valentine as his representative (the “Individual Sellers’ Representative”) for the purposes of carrying out on behalf of the Individual Sellers certain functions and doing on their behalf certain acts required pursuant to this agreement and any other Transaction Document.

4.2	Each Individual Seller agrees in relation to the Individual Sellers’ Representative that the Individual Sellers’ Representative may do any of the aforesaid on such terms as it thinks fit in its absolute discretion without being required to seek any instructions, consent or approval of any of the Individual Sellers and each Individual Seller agrees and accepts that he or it shall be bound by, and may not challenge, any decision of the Individual Sellers’ Representative in that regard and any agreement reached between the Individual Sellers’ Representative and the Purchaser with respect to any Claims. The Individual Sellers’ Representative shall be entitled to rely on and enforce the provisions of this subclause 4.2 as if he was a party to this agreement.

4.3	The Purchaser shall be entitled to rely conclusively on the actions taken by the Individual Sellers’ Representative on behalf of any or all of the Individual Sellers. Where any decision is required to be taken by the Individual Sellers’ Representative, written notice to the Purchaser signed by the Individual Sellers’ Representative shall be sufficient for the purposes of the Purchaser.

4.4	The Individual Sellers’ Representative shall not be liable to any former shareholder of the Company for any act done or omitted hereunder by it as the Individual Sellers’ Representative without gross negligence, wilful misconduct or bad faith (and any act done or omitted pursuant to the advice of its lawyers shall be conclusive evidence of good faith). To the fullest extent permitted by applicable law, each Individual Seller shall severally indemnify the Individual Sellers’ Representative and hold the Individual Sellers’ Representative harmless against any loss, liability or expense incurred without gross negligence, wilful misconduct or bad faith on the part of the Individual Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Individual Sellers’ Representative.

4.5

In connection with the performance of its obligations under this agreement and any other Transaction Document, the Individual Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Individual Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Individual Sellers’ Representative may reasonably deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

4.6	All of the immunities and powers granted to the Individual Sellers’ Representative under this agreement shall survive the Completion and/or any termination of this agreement. The grant of authority provided for in this clause 4 is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Individual Seller and shall be binding on any successor thereto.

4.7	In the event Andrew Valentine dies or becomes incapacitated or notifies the other parties that he or it is no longer able to act as the Individual Sellers’ Representative, the Individual Sellers shall promptly, and in any event within 20 Business Days, by notice in writing signed by an Individual Seller Majority to the Purchaser appoint another person to act as their Individual Sellers’ Representative (a “Replacement Sellers’ Representative”). The Replacement Sellers’ Representative and, if required, the Individual Sellers shall, as soon as reasonably practicable, execute such documents as the Purchaser reasonably requires to evidence the Replacement Sellers’ Representative’s authority to act. If the Replacement Sellers’ Representative dies, ceases to exist or becomes incapacitated or notifies the other parties that he is no longer able to act as the Individual Sellers’ Representative, he shall be replaced in accordance with the procedure described above and the notification and further assurance provisions of this subclause 4.7 shall apply to such procedure mutatis mutandis.

5.	WARRANTIES OF THE PURCHASER

5.1	The Purchaser warrants to the EBT Sellers that:

(a)	the Purchaser is a corporation validly existing and in corporate good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it. The Purchaser has furnished to the Company complete and accurate copies of its certificate of incorporation and by-laws. The Purchaser is not in default under or in violation of any provision of its certificate of incorporation or by-laws;

(b)

the authorised capital stock of the Purchaser (as of the date of this agreement) consists of 72,500,000 shares of Common Stock, $0.001 par value per share, of which 4,575,993 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 545,046 shares of Series A Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (iii) 9,408,742 shares of Series B Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (iv) 5,714,998 shares of Series C Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (v) 10,117,134 shares of Series D Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (vi) 6,497,389 shares of Series E

Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; and (vii) 16,285,000 shares of Series F Preferred Stock, $0.001 par value per share, of which 14,297,694 are issued and outstanding;

(c)	all of the issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Purchaser have been offered, issued and sold by the Purchaser in compliance with all applicable federal and state securities laws;

(d)	immediately after Completion, the Consideration Shares shall, together with the Principal Consideration Shares, represent 13.6 per cent. of the outstanding capital stock of the Purchaser, calculated on a common stock equivalent basis (assuming conversion of all outstanding preferred stock, but excluding any outstanding warrants or options);

(e)	immediately following Completion, the Consideration Warrants shall, together with the Principal Consideration Warrants, represent the right to purchase (upon the terms thereof) in the aggregate a number of shares of common stock of the Purchaser representing 13.6 per cent. of the aggregate number of shares purchasable upon exercise of all options and warrants to purchase capital stock of the Purchaser (including the Consideration Warrants, Consideration Note Warrants and Zipcar Exchange Warrants) outstanding immediately follow Completion;

(f)	the authorisation, reservation, issuance, sale and delivery, as applicable, in accordance with the provisions of this agreement, of the Transaction Securities, have been duly and validly authorised by all requisite corporate action on the part of the Purchaser. The Consideration Shares, when issued in accordance with the provisions of this agreement, will be duly authorised and validly issued and outstanding, fully paid and non-assessable and, except as otherwise set forth in this agreement or the Zipcar Restated Certificate, with no personal liability attaching to the ownership thereof (other than personal liability resulting from any action taken by the holder), free and clear of any Encumbrance (other than those created by the holder) and with no restrictions on the voting rights thereof and not subject to any pre-emptive rights, rights of first refusal or other similar rights of the stockholders of the Purchaser;

(g)	the Purchaser has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated thereby has been duly and validly authorised by all necessary corporate action on the part of the Purchaser. The Transaction Documents constitute valid, legal and binding obligations of the Purchaser in accordance with their terms;

(h)	none of the outstanding warrants to purchase shares of common stock of the Purchaser provide for anti-dilution protection in the event of the issuance of securities at a price lower than the exercise price thereof;

(i)	the Purchaser is not a party to, and, so far as the Purchaser is aware, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the Purchaser’s capital stock other than the Zipcar Investor Documents. The Purchaser is not a party to and, so far as the Purchaser is aware, there are, no agreements, understandings, trusts or other understandings concerning transfers or registration of the Purchaser’s capital stock other than the Zipcar Investor Documents. The Purchaser is not aware of any restrictions on the transfer of shares of the Purchaser’s capital stock other than those imposed by relevant federal and state securities laws, the Zipcar Investor Documents and as otherwise contemplated by this agreement;

(j)	the exercise price in respect of the Consideration Warrants, being $2.53 per share, is equal to the average exercise price in respect of all outstanding options and warrants issued by the Purchaser immediately prior to Completion and the Consideration Note Warrants calculated by dividing the aggregate exercise price in respect of all such options and warrants by the total number of shares the holders of such options and warrants are entitled to subscribe for thereunder; and

(k)	in terms of Part 1 of schedule 3 the (“Zipcar Commercial Warranties”).

5.2	Each of the Zipcar Warranties is separate and independent and except as expressly provided to the contrary in this agreement is not limited by reference to or inference from any other Zipcar Warranty or any other provision of any Transaction Document.

5.3	Without prejudice to any other remedy available to the EBT Sellers or their ability to claim damages on any basis which is available to them by reason of any of the Zipcar Warranties being untrue or inaccurate, but subject to subclauses 5.4 and 5.5, the Purchaser undertakes to each EBT Seller that, in the event that any Zipcar Excluded Warranty is not true and accurate on the Completion Date the Purchaser shall, at the direction of Appleby and the Individual Sellers’ Representative, pay to the EBT Sellers the amount necessary to put the EBT Sellers into the position they would have been in if such Zipcar Excluded Warranty had not been untrue or inaccurate, together with all reasonable costs and expenses properly incurred by the EBT Sellers as a result of such Zipcar Excluded Warranty being untrue or inaccurate.

5.4	Notwithstanding any other provision of this agreement, the limitations set out in subclause 5.5 and 5.6 shall not apply to:

(a)	any claim by the EBT Sellers against the Purchaser in respect of any Zipcar Title Warranty; or

(b)	a claim under this agreement against the Purchaser in relation to the Zipcar Warranties which is (or the delay in discovery of which is) the consequence of fraud or wilful concealment.

5.5	Subject to subclause 5.3, liability of the Purchaser in respect of the Zipcar Warranties:

(a)	shall not exceed a sum equal to the cash value of 35 per cent. of the Consideration;

(b)	shall terminate on the date falling 18 months following Completion, save in respect of any claim of which notice in writing specifying in reasonable detail the matter giving rise to the claim is given to the Purchaser by Appleby and the Individual Sellers’ Representative before that date; and

(c)	the Purchaser shall not be liable for any Seller Claim:

(i)	(other than in respect of the Zipcar Excluded Warranties) unless the amount of such Seller Claim, when aggregated with the amount of any Principal Seller Claims, exceeds £25,000 and, for the avoidance of doubt, amounts for which the Purchaser has no liability as a consequence of the operation of this subclause 5.5(c)(i) shall not be capable of constituting a Seller Claim, or increasing the amount of such Seller Claim for the purpose of this subclause 5.5 generally, and shall be disregarded in determining whether or not the sum referred to in subclause 5.5(c)(ii) or 5.5(c)(iii) has been reached;

(ii)	(other than in respect of the Zipcar Excluded Warranties), unless the amount of all Seller Claims, when aggregated with the amount of any Principal Seller Claims, exceeds £400,000, in which event, subject to subclause 5.5(c)(i), the Purchaser shall be liable for the whole of such liability and not merely the excess;

(iii)	in respect of the Zipcar Excluded Warranties, unless the amount of all Seller Claims, when aggregated with the amount of any Principal Seller Claims, exceeds £200,000, in which event, subject to subclause 5.5(c)(i), the Purchaser shall be liable for the whole of such liability and not merely the excess.

5.6	The Purchaser shall have no liability in respect of any Seller Claim or under subcluase 5.3:

(a)	to the extent that such Seller Claim arises by reason of a liability which is a future or contingent liability until such time as such liability becomes an actual liability but, subject to subclause 5.8, such liability shall not be extinguished provided that it has been notified to the Purchaser by Appleby and the Individual Sellers’ Representative within the time period set out in subclause 5.5(b);

(b)	to the extent that:

(i)	allowance, provision or reserve has been made in the Zipcar Financial Statements or the Zipcar Management Accounts to the extent that payment or discharge of the relevant matter has been taken into account therein or was specifically referred to in the notes to the Zipcar Financial Statements or the Zipcar Management Accounts;

(ii)	such Seller Claim arises or is increased as a result of any change in the accounting bases, policies or practices or in the accounting reference date of the relevant EBT Seller after Completion;

(iii)	such Seller Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after Completion, any law, rule, regulation, directive, interpretation of the law or any introduction, change in or withdrawal of any administrative practice, concession or interpretation of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or any imposition of Tax, in any such case not actually or prospectively in force at Completion.

5.7	The EBT Sellers shall not be entitled to recover from the Purchaser under this clause 5 more than once in respect of the same damage suffered.

5.8	Any Seller Claim which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of nine months commencing on the date on which notice of such Seller Claim was given to the Purchaser unless Proceedings in respect of such claim shall have been validly commenced.

5.9	Without prejudice to the common law duty of each EBT Seller to mitigate any loss or damage suffered by it as a result of a breach of this agreement, the EBT Sellers shall take all reasonable steps to mitigate such loss in respect of any Seller Claim provided that nothing in this subclause 5.9 shall oblige an EBT Seller to do or omit to do any act or thing the doing or omission of which would, in the reasonable judgment of such EBT Seller, acting in good faith, result in material damage to the business or goodwill of such EBT Seller.

5.10	Notwithstanding any other term of this agreement (other than subclause 5.3), the sole remedy of the EBT Sellers for any breach of any of the Zipcar Warranties shall be an action for damages. No EBT Seller shall be entitled to rescind this agreement following Completion.

5.11	A breach of Zipcar Warranty which is capable of remedy shall not entitle any EBT Seller to compensation unless the Purchaser is given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on the Purchaser.

5.12	The Purchaser shall have no liability under any Seller Claim save to the extent that such Seller Claim shall have been:

(a)	agreed by the Purchaser with the EBT Sellers in writing; or

(b)	finally determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgement the Purchaser does not appeal within any applicable time limit.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Purchaser’s Solicitors on the date of this agreement.

6.2	At Completion the EBT Sellers shall procure delivery to the Purchaser of;

(a)	duly executed transfers in favour of the Purchaser or its nominee(s) in respect of all the EBT Shares together with a certified copy of any power of attorney under which any such transfer or other document referred to in this subclause 6.2 has been executed;

(b)	the share certificates representing the EBT Shares (or an indemnity in a form reasonably satisfactory to the Purchaser in the case of any found to be missing);

(c)	Voting Powers of Attorney, in favour of the Purchaser or its nominees from each EBT Seller in respect of all the EBT Shares; and

(d)	the Zipcar Registration Rights Agreement, duly executed by each EBT Seller;

6.3	Upon compliance by the EBT Sellers with the provisions of subclause 6.2, the Purchaser shall:

(a)	pay the Consideration Cash by electronic transfer to the Sellers’ Solicitors Account, to be distributed to the EBT Sellers in the amounts set out against their respective names in column (E) of schedule 1;

(b)	issue the Consideration Shares to the EBT Sellers (in the amounts set out against their respective names in column (F) of schedule 1) and deliver certificates in respect thereof;

(c)	issue and deliver Consideration Warrants to the EBT Sellers (in the amounts set out against their respective names in column (G) of schedule 1); and

(d)	deliver to Appleby and the EBT Seller’s Representative the Zipcar Registration Rights Agreement, duly signed by the Purchaser.

6.4	Appleby hereby confirms and directs that, following satisfaction by the Purchaser of its obligations pursuant to subclause 6.3, and following receipt by the Sellers’ Solicitors of the Consideration Cash due to Appleby in accordance with subclauses 3.2 and 6.3(a), the Sellers’ Solicitors shall be and hereby are irrevocably authorised to deduct from the Consideration Cash due to it in respect of the sale of the A Shares and the C Shares registered in its name and set beside its name in columns (B) and (C) of schedule 1 the sum of £116,802 and to remit such sum to the Company in satisfaction of the outstanding loan of £116,802 due by Appleby to the Company and the Sellers’ Solicitors shall be entitled to rely on and enforce the provisions of this subclause 6.4 as if they were a party to this agreement.

6.5	The Purchaser shall be entitled to place the following legends on the certificates evidencing (i) the Transaction Securities, (ii) the Resulting Shares, and/or (iii) any other shares of capital stock of the Purchaser issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalisations or similar events):

(a)	“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

(b)	“The sale, transfer, pledge, mortgage or other disposition of any of the shares represented by this certificate is restricted by a Sixth Amended and Restated Stockholders’ Agreement, as amended and/or restated from time to time, among certain of the shareholders of this corporation and this corporation (the “Agreement”). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this corporation.”

(c)	“The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Stockholders’ Voting Agreement, as amended and/or restated from time to time, by and among the registered owner of this certificate, the Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the Secretary of the Company.”

7.	LOCK UP AGREEMENT

Each Individual Seller agrees in connection with the initial underwritten public offering of the Purchaser’s securities pursuant to a registration statement under the US Securities Act of 1933, as amended, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Zipcar Shares held by such Individual Seller (other than any shares included in the offering pursuant to the Zipcar Registration Rights Agreement, or otherwise) without the prior written consent of the Purchaser or the underwriters managing such initial underwritten public offering of the Purchaser’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Purchaser or the managing underwriters at the time of such offering, provided that all stockholders of the Purchaser then holding at least 1 per cent. of the outstanding common stock of the Purchaser (on an as-converted basis) and all officers and directors of the Purchaser enter into similar agreements.

8.	LIMITATION ON LIABILITY

8.1	Subject to clause 8.2, save in the case of fraud or wilful concealment:

(a)	the aggregate liability of each Individual Seller in respect of all Claims under this agreement shall not exceed the cash value of the Consideration received by such Individual Seller; and

(b)	the aggregate liability of Appleby for all Claims under this agreement shall not exceed the lower of the aggregate value of the Trust assets held by it as trustee of the Trust from time to time and the cash value of the Consideration received by it in respect of the sale of Trust Shares.

8.2	Each EBT Seller shall be entitled to satisfy its liability in relation to any Claim by the surrender to the Purchaser of such number of Consideration Shares as have a value (determined in accordance with subclause 8.3) equal to the amount of such Seller’s liability in respect of such Claim provided that, where an EBT Seller has surrendered all of the Consideration Shares to which it is entitled to the Purchaser, then such EBT Seller’s aggregate liability in respect of all Claims shall not exceed an amount equal to the aggregate of the Cash Consideration and the cash value of any Consideration Warrants received by such EBT Seller.

8.3	For the purposes of determining the value of the Consideration Shares in relation to the settlement or determination of any Claim, the Consideration Shares shall have an imputed value equal to:

(d)	where any Zipcar Shares are quoted or listed on any Recognised Investment Exchange, the 20-day average closing price of such Zipcar Shares; or

(e)	in any other case, the most recent valuation of the Zipcar Shares for the purposes of section 409A of the US Internal Revenue Code (provided that any such valuation shall not be dated more than three months prior to the date of settlement or determination of such Claim (unless otherwise agreed by Appleby and/or the Individual Sellers’ Representative (as applicable)), in each case on the date immediately prior to the date on which such settlement is due.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1	No party shall make or permit any person connected with him to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body or with the written approval of the Purchaser (in the case of any EBT Seller) and Appleby and the Individual Sellers’ Representative (in the case of the Purchaser), such approval not to be unreasonably withheld or delayed.

9.2	Subject to subclause 9.1, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to the provisions or the subject matter of this agreement or any document referred to herein or the negotiations relating to this agreement or any document referred to herein.

9.3	Any party may disclose information which would otherwise be confidential if and to the extent:

(a)	such disclosure is required by law or any Competent Authority;

(b)	that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party;

(c)	that the information is in, or has come into the public domain through no fault of that party;

(d)	that the other parties have given their prior written approval to the disclosure; or

(e)	necessary to enable that party to enforce its rights under this agreement,

provided that any such information disclosed pursuant to subparagraphs (a) or (b) of this subclause 9.3, where practicable and to the extent permitted by law, shall be disclosed only after notice to each other party.

9.4	The restrictions contained in this clause 9 shall continue to apply without limit in time.

10.	NOTICES

10.1	Any notice or other document to be served under this agreement may be:

(a)	delivered personally; or

(b)	sent by pre-paid first class post, recorded delivery or registered post; or

(c)	if applicable, sent by pre-paid airmail post; or

(d)	sent via a reputable nationwide or international (if applicable) overnight courier service; or

(e)	sent by facsimile transmission; or

(f)	sent by electronic mail,

and shall be served on the party at his address appearing in this agreement or at such other address as he may have notified to the other parties in writing in accordance with this clause 10.

10.2	Any notice or document shall be deemed to have been served:

(a)	if delivered personally, at the time of delivery; or

(b)	if posted, at 10.00 a.m. on the second business day after it was put into the post (or, if sent by airmail, on the fifth business day after it was put into the post); or

(c)	if send via overnight courier, on the business day after it was despatched; or

(d)	if sent by facsimile transmission, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of despatch; or

(e)	if sent by email, upon actual receipt by the party for whom it is intended.

10.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted or that the facsimile or electronic message was properly addressed and despatched and electronic confirmation of receipt was received, as the case may be.

10.4	References in this clause 10 to a particular time of day are references to that time of day at the address for service of the recipient party.

11.	GENERAL

11.1	Each of the obligations, Warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

11.2	The receipt of the Sellers’ Solicitors for any sum to be paid to an EBT Seller will discharge the Purchaser’s obligation to pay or deliver it to that EBT Seller.

11.3	None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

11.4	The Purchaser may release or compromise in whole or in part the liability of any of the EBT Sellers under this agreement or grant any time or other indulgence without affecting the liability of any other EBT Seller.

11.5	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

11.6	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

11.7	On and after Completion, the EBT Sellers shall, at the request and cost of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may be reasonably necessary to give effect to this agreement.

12.	WHOLE AGREEMENT

12.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede and extinguish all previous agreements and any representations and warranties previously given or made between the parties relating to such transactions.

12.2	The Purchaser acknowledges to the EBT Sellers that, other than as expressly set out in clause 2 of this agreement, none of the EBT Sellers have made any representations or warranties which have caused the Purchaser to purchase the EBT Shares or on which the Purchaser has placed any reliance in agreeing to accept purchase the EBT Shares.

12.3	The EBT Sellers acknowledge that, other than expressly set out in clause 5 of this agreement, the Purchaser has not made any representations or warranties which have caused the EBT Sellers to agree to accept the Consideration or on which the EBT Sellers have placed any reliance in agreeing to accept the Consideration.

12.4

Each of the parties acknowledges that in agreeing to enter into this agreement he has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it made by or on behalf of any other party before the signature of this agreement). Each of the parties waives all rights and remedies which, but for this subclause 12.4, would be reasonably likely to otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause 12.4 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

13.	THIRD PARTY RIGHTS

13.1	Except as expressly set out in this agreement, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of this agreement provided that this does not affect any right or remedy of the third party that exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this agreement for the benefit of any third party.

13.2	The rights of the parties to terminate, rescind or agree any variation, waiver of settlement under this agreement are not subject to the agreement of any person who is not a party to this agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1	This agreement and any dispute or Claim arising out of or in connection with it or its subject matter or formation (including any non-contractual disputes or Claims) (“Disputes”) shall be governed by and construed in accordance with English law.

14.2	Subject to subclause 14.3, the parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Dispute and that accordingly, any suit, action or proceedings (together, “Proceedings”) arising out of or in connection with this agreement shall be brought in such courts.

14.3	Prior to bringing any Proceedings, the party intending to bring such Proceedings shall first refer the Dispute to:

(a)	in the case of an EBT Seller or the Individual Sellers’ Representative, the chief executive officer of the Purchaser; or

(b)	in the case of the Purchaser, each of Appleby and the Individual Sellers’ Representative,

who shall meet or contact each other with the aim of finally resolving the Dispute. If such representatives are unable to resolve the Dispute within 15 Business Days of the Dispute being referred to them, any party to the Dispute may bring Proceedings in respect of such Dispute in accordance with subclause 14.2.

AS WITNESS the hands of the EBT Sellers and of a duly authorised officer of the Purchaser on the date that appears first on page 1.

This document is executed and delivered and takes effect on the date that appears first on page 1.

THE PURCHASER

EXECUTED
by ZIPCAR, INC
acting by:
Authorised Signatory:	)	/s/ Scott W. Griffith
	)	Chief Executive Officer

APPLEBY

EXECUTED by APPLEBY TRUST (JERSEY)
LTD acting by:
Authorised Signatory:	)	/s/ Illegible
Authorised Signatory:	)	/s/ Illegible

THE INDIVIDUAL SELLERS

SIGNED by ADEBO ABAYOMI	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St.,London
Occupation:	)	Solicitor

SIGNED by JOHN BRUNTON	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by HARRIET CLARK	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by PHILIP DAY	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by SUYIN DUBOIS	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by PAUL GARRATT	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by OLIVER HARVEY	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by KATE HUMPHREYS	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by JIRI KOBALICEK	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by CARLA ORCHARD	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by AMANDA ROBINSON	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by SHAWN ROSEWARNE	)	/s/ Illegible	by his duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by HOLLY RUDDIN	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by LAURA TURNER	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

SIGNED by ANGELA WRIGHT	)	/s/ Illegible	by her duly authorised attorney Andrew Valentine
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor

THE INDIVIDUAL SELLERS’ REPRESENTATIVE

SIGNED by ANDREW VALENTINE	)	/s/ Illegible
in the presence of:
Signature of witness:	)	/s/ A. Paley
Name:	)	A. Paley
Address:	)	DLA Piper, UK LLP
	)	3 Noble St., London
Occupation:	)	Solicitor